Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                December 15, 2003
                Thomas S. Irwin (954) 987-4000 ext. 7560
                Victor H. Mendelson (305) 374-1745 ext. 7590

              HEICO CORPORATION REPORTS FISCAL 2003 FOURTH QUARTER
                              AND FULL YEAR RESULTS
       Reports 17% Increase In Fiscal 2003 Fourth Quarter Operating Income
                            Over Prior Fourth Quarter

HOLLYWOOD, FL, and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI and HEI.A), today reported that net income for the fiscal year ended October 31, 2003 was $12,222,000, or 55 cents per share. For the fiscal year ended October 31, 2002, net income was $15,226,000, or 68 cents per share. Net income for fiscal 2002 included the recovery of a portion of taxes paid in prior years resulting from an income tax audit completed in fiscal 2002 and an increase in the gain on sale of a product line, which increased net income by an aggregate of $2,872,000, or 13 cents per share.

Net sales for fiscal 2003 were up 3% to $176,453,000 from $172,112,000 in fiscal 2002.

For the fourth quarter of fiscal 2003, net income totaled $3,540,000, or 16 cents per share, on sales of $47,662,000. Net income in the fourth quarter of fiscal 2002 was $5,599,000, or 25 cents per share, on sales of $45,512,000. Net income in the fourth quarter of fiscal 2002 included the recovery of a portion of income taxes paid in prior years, which increased net income for the quarter and full year by $2,107,000, or 9 cents per share, net of related expenses.

Net sales in the fourth quarter of fiscal 2003 represented a 5% increase over net sales in the fourth quarter of fiscal 2002.

Adjusted on a pro forma basis retroactively for the 10% stock dividend announced by the Company earlier today, which is to be paid on January 16, 2004, net income for the fiscal years ended October 31, 2003 and 2002 would be 50 cents per share and 62 cents per share, respectively, and net income in the fourth quarters of fiscal 2003 and 2002 would be 14 cents per share and 23 cents per share, respectively. On a pro forma basis (adjusted for the stock dividend), the recovered income taxes and additional gain on sale of a product line increased net income per share (pro forma) by 12 cents in fiscal 2002 and the recovered income taxes increased net income per share (pro forma) by 9 cents in the fourth quarter of fiscal 2002.

All per share information referenced above refers to net income per diluted share.

                                     -more-

Cash flow from operating activities for the fiscal year ended October 31, 2003 totaled $27.9 million, equal to approximately 225% of the Company's net income. This was up $4.6 million from the fiscal year ended October 31, 2002. In the fourth quarter of fiscal 2003, cash flow from operating activities totaled $9.8 million, up 13% from the fourth quarter of fiscal 2002.

For the fourth quarter of fiscal 2003, operating income was $6,644,000, or 17% higher than the $5,681,000 reported in the fourth quarter of fiscal 2002.

Operating income increased 4% to $23,205,000 for the fiscal year ended October 31, 2003 from $22,400,000 for the fiscal year ended October 31, 2002. Operating income for fiscal year 2003 reflects increased sales and earnings within the Company's Flight Support Group (FSG) attributable to sales of new products and services and strengthening demand within the commercial aerospace industry. The higher sales and earnings within the FSG were partially offset by lower sales and earnings within the Company's Electronic Technologies Group (ETG) for fiscal 2003 due principally to a decline in demand from certain foreign military customers.

For the fiscal year ended October 31, 2003, the FSG's sales increased 7% to $128,277,000 from $120,097,000 for the fiscal year ended October 31, 2002. Sales within the FSG increased 5% to $33,273,000 in the fourth quarter of fiscal 2003 from $31,781,000 in the fourth quarter of fiscal 2002. The increase in revenues within the FSG for fiscal 2003 and the fourth quarter reflects sales of new FAA-approved replacement parts, stronger repair and overhaul sales and some recent recovery within the commercial aerospace industry.

Operating income of the FSG increased 21% to $19,187,000 for the fiscal year ended October 31, 2003 from $15,846,000 for the fiscal year ended October 31, 2002 and increased 17% to $4,851,000 in the fourth quarter of fiscal 2003 from $4,163,000 in the fourth quarter of fiscal 2002. The higher sales levels in fiscal 2003 and the fourth quarter contributed to an improvement in operating margins and operating income.

Sales and operating income within the ETG were $48,597,000 and $8,497,000, respectively for the fiscal year ended October 31, 2003 versus $52,510,000 and $11,873,000, respectively, for the fiscal year ended October 31, 2002. The decreases for the fiscal year primarily resulted from lower foreign military sales. In addition, operating margins were somewhat lower in fiscal 2003 due to a less favorable product mix.

In the fourth quarter of fiscal 2003, sales and operating income of the ETG improved 5% and 1%, respectively, to $14,495,000 and $3,123,000 as compared to $13,776,000 and $3,084,000, respectively, in the fourth quarter of fiscal 2002.

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are pleased to report increased sales and earnings in our Flight Support Group (FSG) for fiscal 2003, despite the negative impact on the commercial aviation industry of the military conflict in Iraq and SARs. The increase in the FSG is primarily due to sales of new products as a result of our continued investment in new product development, our strategic relationships with several of the world's major airlines, as well as some improvement in commercial aviation during the second half of our fiscal year.

                                     -more-

"Our Electronic Technologies Group continued to show improvement in its sales and earnings in the fourth quarter of fiscal 2003. The fourth quarter sales and operating income were up 13% and 16% from the third quarter, respectively. The increase is primarily due to strong product demand during the second half of our fiscal year and the delivery of some products whose delivery was delayed in the first half of the year.

"We are also pleased to note that our cash flow from operating activities remained strong in fiscal 2003, allowing us to reduce our debt by $24 million in fiscal 2003 and pay our 49th and 50th consecutive semi-annual cash dividends since 1979.

"As we enter fiscal 2004, we expect continued improvement in our sales and earnings based on current anticipation of improvement in the economy and our recent acquisition within the satellite microwave component industry. Based on current market conditions, we are targeting fiscal 2004 sales and earnings growth of at least 15% and 30%, respectively, over fiscal 2003 results. The Company will not be giving guidance on quarterly sales and earnings.

"We remain confident that HEICO's strong financial position, our commitment to develop new products and services and additional acquisition opportunities will provide substantial potential for long-term sustainable growth."

Mr. Mendelson added, "The Board's declaration of a 10% stock dividend reported earlier today in addition to the regular cash dividend reflects its continuing confidence in HEICO's growth strategies and its policy of rewarding shareholders with stock dividends/splits in addition to cash dividends. Since 1994, HEICO has declared three 3-for-2 stock splits and paid six other 10% stock dividends. Further, by declaring the cash dividend on the shares being issued in the 10% stock dividend, HEICO's Board has effectively increased the cash portion of the regular dividend by 10%."

Shareholders are reminded that Common Stock and Class A Common Stock are identical in all economic respects. The only difference between the shares is the voting rights. The Common Stock receives 1 vote per share and the Class A Common Stock receives 1/10 vote per share.

As previously announced, HEICO will hold a conference call on Tuesday, December 16, 2003 at 8:30 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal 2003 results. Individuals wishing to participate in the conference call should dial: U.S./Canada/ International/Local 302-709-8328, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM963753. A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial:
U.S./Canada/ International/Local 402-220-2946 and enter Passcode/Conference ID 963753#.

HEICO Corporation is engaged primarily in certain niche segments of the aerospace, defense and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense contractors and military agencies worldwide in addition to communications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

                                     -more-

The stock symbols for HEICO's two classes of common stock on most web sites are HEI and HEI.A. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

Certain statements in this press release constitute forward-looking statements which may involve risks and uncertainties. HEICO's actual experience may differ materially from that discussed as a result of factors, including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause our costs to complete contracts to increase; governmental and regulatory demands, export policies and restrictions, military program funding by U.S. and non-U.S. Government agencies or competition on military programs, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aerospace, defense and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     -more-

HEICO CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

                                                                     Twelve Months Ended October 31,
                                                                     -------------------------------
                                                                          2003             2002
                                                                     --------------   --------------
Net sales                                                            $  176,453,000   $  172,112,000
Cost of sales                                                           118,349,000      110,610,000
Selling, general and administrative expenses                             34,899,000       39,102,000
                                                                     --------------   --------------
Operating income                                                         23,205,000       22,400,000
Interest expense                                                         (1,189,000)      (2,248,000)
Interest income and other income                                             93,000           97,000
Gain on sale of product line                                                     --        1,230,000(1)
                                                                     --------------   --------------
Income before income taxes and minority interests                        22,109,000       21,479,000
Income tax expense                                                        7,872,000        4,930,000(2)
                                                                     --------------   --------------
Income before minority interests                                         14,237,000       16,549,000
Minority interests in consolidated subsidiaries                           2,015,000        1,323,000
                                                                     --------------   --------------
Net income                                                           $   12,222,000   $   15,226,000(3)
                                                                     ==============   ==============

Net income per share:
  Basic                                                              $          .58   $          .73(3)
  Diluted                                                            $          .55   $          .68(3)

Weighted average number of common shares outstanding:
  Basic                                                                  21,124,401       20,912,531
  Diluted                                                                22,301,164       22,484,254

Pro forma net income per share:(4)
  Basic                                                              $          .53   $          .66(5)
  Diluted                                                            $          .50   $          .62(5)

Pro forma weighted average number of common shares outstanding:(4)
  Basic                                                                  23,236,841       23,003,784
  Diluted                                                                24,531,280       24,732,679

                                                                     Twelve Months Ended October 31,
                                                                     -------------------------------
                                                                          2003             2002
                                                                     --------------   --------------
Operating segment information: -
  Net sales:
    Flight Support Group                                             $  128,277,000   $  120,097,000
    Electronic Technologies Group                                        48,597,000       52,510,000
    Intersegment sales                                                     (421,000)        (495,000)
                                                                     --------------   --------------
                                                                     $  176,453,000   $  172,112,000
                                                                     ==============   ==============
  Operating income:
    Flight Support Group                                             $   19,187,000   $   15,846,000
    Electronic Technologies Group                                         8,497,000       11,873,000
    Other, primarily corporate                                           (4,479,000)      (5,319,000)
                                                                     --------------   --------------
                                                                     $   23,205,000   $   22,400,000
                                                                     ==============   ==============

                                     -more-

(1) Represents an increase in the gain on sale of a product line sold in fiscal 2000 of $1,230,000 ($765,000, or $.04 per basic share and $.03 per diluted share, net of tax) resulting from the elimination of certain reserves upon expiration of indemnification provisions of the sale.

(2) Includes the recovery of a portion of taxes paid in prior years resulting from an income tax audit, which increased net income by $2,107,000, or $.10 per basic share and $.09 per diluted share, net of related expenses.

(3) Includes the increase in the gain on sale of a product line (see Note (1) above) and the recovery of taxes (see Note (2) above), which increased net income in the aggregate by $2,872,000, or $.14 per basic share and $.13 per diluted share.

(4) Represents net income per share and the weighted average number of common shares outstanding as adjusted retroactively for a 10% stock dividend to be paid January 16, 2004.

(5) The gain on sale of the product line and recovery of taxes (see Note (3) above) increased pro forma net income per share in the aggregate by $.12 per basic and diluted share.

                                     -more-

HEICO CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

                                                                      Three Months Ended October 31,
                                                                     -------------------------------
                                                                          2003             2002
                                                                     --------------   --------------
Net sales                                                            $   47,662,000   $   45,512,000
Cost of sales                                                            32,371,000       29,155,000
Selling, general and administrative expenses                              8,647,000       10,676,000
                                                                     --------------   --------------
Operating income                                                          6,644,000        5,681,000
Interest expense                                                           (252,000)        (513,000)
Interest income and other income (expense)                                  (13,000)          (7,000)
                                                                     --------------   --------------
Income before income taxes and minority interests                         6,379,000        5,161,000
Income tax expense (benefit)                                              2,267,000         (742,000)(1)
                                                                     --------------   --------------
Income before minority interests                                          4,112,000        5,903,000
Minority interests in consolidated subsidiaries                             572,000          304,000
                                                                     --------------   --------------
Net income                                                           $    3,540,000   $    5,599,000(1)
                                                                     ==============   ==============

Net income per share:
  Basic                                                              $          .17   $          .27(1)
  Diluted                                                            $          .16   $          .25(1)
Weighted average number of common shares outstanding:
  Basic                                                                  21,369,311       20,977,745
  Diluted                                                                22,633,932       22,211,427

Pro forma net income per share:(2)
  Basic                                                              $          .15   $          .24(3)
  Diluted                                                            $          .14   $          .23(3)

Pro forma weighted average number of common shares outstanding:(2)
  Basic                                                                  23,506,242       23,075,520
  Diluted                                                                24,897,325       24,432,570

                                                                      Three Months Ended October 31,
                                                                     -------------------------------
                                                                          2003             2002
                                                                     --------------   --------------
Operating segment information: -
  Net sales:
    Flight Support Group                                             $   33,273,000   $   31,781,000
    Electronic Technologies Group                                        14,495,000       13,776,000
    Intersegment sales                                                     (106,000)         (45,000)
                                                                     --------------   --------------
                                                                     $   47,662,000   $   45,512,000
                                                                     ==============   ==============
  Operating income:
    Flight Support Group                                             $    4,851,000   $    4,163,000
    Electronic Technologies Group                                         3,123,000        3,084,000
    Other, primarily corporate                                           (1,330,000)      (1,566,000)
                                                                     --------------   --------------
                                                                     $    6,644,000   $    5,681,000
                                                                     ==============   ==============

(1) Includes the recovery of a portion of taxes paid in prior years resulting from an income tax audit, which increased net income by $2,107,000, or $.10 per basic share and $.09 per diluted share, net of related expenses.
(2) Represents net income per share and the weighted average number of shares outstanding as adjusted retroactively for a 10% stock dividend to be paid January 16, 2004.
(3) The recovery of taxes (see Note (1) above) increased pro forma net income per share by $.09 per basic and diluted share.

                                     -more-

HEICO CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

                                                                     October 31, 2003    October 31, 2002 (1)
                                                                     ----------------    --------------------
Cash and cash equivalents                                            $      4,321,000    $          4,539,000
Accounts receivable, net                                                   28,820,000              28,407,000
Inventories                                                                51,240,000              54,514,000
Prepaid expenses and other current assets                                  10,103,000              11,106,000
                                                                     ----------------    --------------------
  Total current assets                                                     94,484,000              98,566,000
Property, plant and equipment, net                                         35,537,000              40,059,000
Goodwill, net                                                             188,700,000             187,677,000
Other assets                                                               14,523,000              10,030,000
                                                                     ----------------    --------------------
  Total assets                                                       $    333,244,000    $        336,332,000
                                                                     ================    ====================
Current maturities of long-term debt                                 $         29,000    $          6,756,000
Other current liabilities                                                  22,657,000              22,575,000
                                                                     ----------------    --------------------
  Total current liabilities                                                22,686,000              29,331,000
Long-term debt, net of current maturities                                  31,984,000              49,230,000
Other non-current liabilities                                              16,479,000              12,394,000
                                                                     ----------------    --------------------
  Total liabilities                                                        71,149,000              90,955,000
Minority interests in consolidated subsidiaries                            40,577,000              38,313,000
Shareholders' equity                                                      221,518,000             207,064,000
                                                                     ----------------    --------------------
  Total liabilities and shareholders' equity                         $    333,244,000    $        336,332,000
                                                                     ================    ====================

(1) Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                          Twelve Months Ended October 31,
                                                                     ----------------------------------------
                                                                           2003                  2002
                                                                     ----------------    --------------------
Cash flows from operating activities:
  Net income                                                         $     12,222,000    $         15,226,000
  Depreciation and amortization                                             5,081,000               4,532,000
  Gain on sale of product line                                                     --              (1,230,000)
  (Increase) decrease in accounts receivable                                 (101,000)              3,421,000
  Decrease (increase) in inventories                                        3,705,000              (2,996,000)
  Increase (decrease) in income taxes payable                                 820,000                (564,000)
  Other                                                                     6,152,000               4,896,000
                                                                     ----------------    --------------------
    Net cash provided by operating activities                              27,879,000              23,285,000
                                                                     ----------------    --------------------
Cash flows from investing activities:
  Capital expenditures                                                     (3,771,000)             (5,853,000)
  Acquisitions and related costs, net of cash acquired                     (1,554,000)             (4,515,000)
  Other                                                                       118,000              (1,016,000)
                                                                     ----------------    --------------------
    Net cash used in investing activities                                  (5,207,000)            (11,384,000)
                                                                     ----------------    --------------------
Cash flows from financing activities:
  Payments on revolving credit facilities, net                            (24,000,000)            (11,000,000)
  Other                                                                     1,110,000                (695,000)
                                                                     ----------------    --------------------
    Net cash flows used in financing activities                           (22,890,000)            (11,695,000)
                                                                     ----------------    --------------------
Net increase in cash and cash equivalents                                    (218,000)                206,000
Cash and cash equivalents at beginning of year                              4,539,000               4,333,000
                                                                     ----------------    --------------------
Cash and cash equivalents at end of year                             $      4,321,000              $4,539,000
                                                                     ================    ====================